EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this "Agreement") effective as of October 1, 1997, between Dade International Inc., a Delaware corporation (the "Company"), and Steve Barnes ("Executive").

          The Company is a wholly-owned subsidiary of Dade Behring Holdings, Inc., a Delaware corporation ("Holding"). Holding and
Executive are parties to an Executive Agreement dated as of the date hereof (the "Executive Agreement") pursuant to which Holding will grant Executive options to acquire shares of Holding's capital stock.

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the
"Employment Period").

          2.   Position and Duties.

          (a) During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of the Chief Executive Officer, subject to the overall direction and authority of the Company's board of directors (the "Board").

          (b) Executive shall report to the Board, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries; provided, that nothing in this paragraph 2(b) shall prohibit Executive from devoting a reasonable amount of business time and attention to directorships and charitable or other activities.

          (c) For purposes of this Agreement, "Subsidiaries" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

          3.   Base Salary and Benefits.

          (a) During the Employment Period, Executive's base salary shall be $350,000 per annum and shall be subject to review by the Board on an annual basis (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible.

          (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's reasonable requirements with respect to reporting and documentation of such expenses.

          (c) If Executive elects to relocate his primary residence to the Chicago, Illinois metropolitan area during the Employment Period in connection with his employment with the Company, the Company will reimburse Executive in amounts to be determined and agreed upon by Executive and the Company.

          (d) In addition to the Base Salary, commencing January 1, 1998, during each year during the Employment Period, Executive will be eligible to earn an annual target bonus of 100% of his Base Salary to be based upon specific bonus targets to be established on an annual basis by the Board (with specific overachievement opportunities to be made available in the sole discretion of the Board). Such bonus targets will generally focus on EBITDA, capital expenditure levels and working capital targets, as established on an annual basis by the Board.

          (e) In addition, upon Executive's execution and delivery of this Agreement and the Executive Agreement, the Company will pay Executive a one-time bonus of $100,000. The bonus described in this
Section 3(e), as well as any other bonuses payable to Executive by the Company, shall be subject to customary withholding.

          (f) In addition, Executive will be entitled to four (4) weeks paid vacation each year during the Employment Period, in accordance with Company policy.

          4.   Term.

          (a)  The Employment Period (i) shall terminate upon
Executive's resignation without Good Reason (as defined below), death or Disability (as defined below), (ii) may be terminated by the Company at any time for Cause (as defined below) or without Cause and (iii) may be terminated upon Executive's resignation for Good Reason.

          (b) If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason during the term of this Agreement, Executive shall be entitled to receive his Base Salary described in Section 3(a) above, for 18 months after the date of such termination. Any such amounts payable under this Section 4(b) will be payable at such times and in such amounts as would have been payable had Executive not been terminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under this Section 4(b) during such times as Executive is in material breach of any provision of this Agreement (including, without limitation, that certain Employment Agreement Addendum dated as of the date hereof between the Company and Executive (the "Employment Agreement Addendum")) or any provision of the Executive Agreement. The amounts otherwise payable pursuant to this paragraph 4(b) shall be reduced by the amount of any compensation Executive receives with respect to any other employment during the 18 month period commencing on the date of Executive's termination. Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation due to or received by him. As a condition to the Company's obligations (if any) to make severance payments pursuant to this paragraph 4(b), Executive will execute and deliver a general release in form and substance satisfactory to the Company, except that the Company shall be obligated to pay amounts due and owing to Executive as expressly provided by this Agreement.

          (c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above, Executive shall be entitled to receive his Base Salary through the date of termination.

          (d) All of Executive's rights to fringe benefits and bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination. The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it owes Executive hereunder.

          (e) For purposes of this Agreement, "Disability" (i) shall mean any physical or mental incapacitation which results in Executive's inability to perform his duties and responsibilities for the Company for a total of 180 days during any twelve-month period, as determined by the Board in its good faith judgment and (ii) shall be deemed to have occurred on the 180th day of such inability to perform.

          (f) For purposes of this Agreement, "Cause" shall mean (i) the intentional disregard of a written direction from the Board to Executive to which Executive has not objected within ten (10) days of receiving such written direction, which intentional disregard is materially injurious to the Company or any of its affiliates, (ii) the knowing and intentional theft by Executive of property of the Company or any of its affiliates, which property has a substantial value, (iii) the commission by Executive of an act of moral turpitude which is materially injurious to the Company or any of its affiliates or (iv) any material breach of this Agreement (including, without limitation, the Employment Agreement Addendum) or any material breach of the Executive Agreement.

          (g) For purposes of this Agreement, ``Good Reason'' shall mean (i) any substantial reduction of Executive's duties, without Executive's written consent or (ii) a reduction by the Company of Executive's Base Salary, as in effect on the date hereof or as the same may be increased from time to time.

          5. Employment Agreement Addendum. Each of the parties hereto acknowledges and agrees that the Employment Agreement Addendum which is attached hereto and is made a part hereof is an integral part of this Agreement and that the Company would not be willing to enter into this Agreement and provide Executive with the substantial benefits provided herein without Executive's agreement to enter into and become bound by the terms and conditions of the Employment Agreement Addendum, including the Conflict of Interest, Confidentiality, Non-Competition and Intellectual Property Rights provisions thereof.

          6. Executive's Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

          7. Survival. The terms and conditions of the Employment Agreement Addendum shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

          8. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

          Notices to Executive:

          Steve Barnes
          One Jackson Circle
          Franklin, Massachusetts 02038

          With a copy to:
          Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
          One Financial Center
          Boston, Massachusetts 02111
          Attn:     Steven P. Rosenthal, Esq.

          Notices to the Company:

          Dade International Inc.
          1717 Deerfield Road
          Deerfield, Illinois 60015
          Attn:   Stephen G. Pagliuca
                  John Connaughton

          With a copy to:

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, Illinois  60601
          Attn:    Jeffrey C. Hammes, P.C.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, deposited with such courier or mailed.

          9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          10. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          11.  No Strict Construction.  The language used in this
Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          12. Counterparts. This Agreement may be executed in separate counterparts, any one of which may be by facsimile and each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

          14. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          15. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

                            *    *    *    *    *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                   DADE INTERNATIONAL INC.


                                   By: __________________________

                                   Its:__________________________


                                   _____________________________
                                   STEVE BARNES